Exhibit 99.1

For Immediate Release

Ominto, Inc. Announces Strategic Relationship with Quant Systems, Inc.

BOCA RATON, FL and IRVING, TX, September 14, 2016 -- Ominto, Inc. (OTC PK: OMNT), a global leader in online Cash Back shopping, today announced that it has entered into a strategic relationship with Quant Systems, Inc.

Quant Systems, Inc. is an advisory and IT solutions firm providing cutting-edge technology applications that improve and empower businesses. Quant Systems’ comprehensive services include technical consulting, software implementation and re-engineering, big data and analytics, cloud infrastructure, mobile strategy and robotics. Current and former Quant Systems clients include Starbucks, Southwest Airlines, JP Morgan Chase, Citibank and IBM.

Under terms of the agreement, Ominto will receive shares representing 19.5% of Quant Systems in exchange for approximately 1.4 million shares of Ominto’s common stock outstanding.

Michael Hansen, Chief Executive Officer of Ominto, Inc., stated, “This strategic collaboration aligns Ominto with a strong IT solutions partner who is known for innovative software development and emerging technologies. Quant is a world-class technology specialist and we are honored to have the confidence of such an esteemed firm working with us.”

Srinivas Veeravelli, Chief Executive Officer of Quant Systems, Inc. stated, “After completing our due diligence, the evidence is clear. We have tremendous confidence in Ominto’s future potential and are excited about participating in the company’s growth more formally through this strategic relationship.”

Michael Hansen, continued, “Working in conjunction with Ominto’s internal global IT development team, the Quant relationship provides a valuable global collaboration opportunity. Combining Ominto’s business model with Quant’s technology proficiency allows us to deliver a world-class Cash Back experience, on a global basis, for the benefit of our Partner Program relationships and our shopping customers.”

 For more information, please visit Ominto's corporate website http://inc.ominto.com.

About Ominto, Inc.

Ominto, Inc. is a global e-commerce leader and pioneer of online Cash Back shopping delivering value-based shopping and travel deals through its primary shopping platform and affiliated Partner Program websites. At DubLi.com or at Partner sites powered by Ominto.com, consumers shop at their favorite stores, save with the best coupons and deals, and earn Cash Back with each purchase. The Ominto.com platform features thousands of brand name stores and industry-leading travel companies from around the world, providing Cash Back savings to consumers in more than 120 countries. Ominto Partner Programs offer a white label version of the Ominto.com shopping and travel platform to businesses and non-profits, providing them with a professional, reliable web presence that builds brand loyalty with their members, customers or constituents while earning commission for the organization and Cash Back for shoppers on each transaction.

About Quant Systems, Inc.

Irving, Texas-based, Quant Systems, Inc. is a leading solution provider of rapid development and deployment of software solutions and various IT applications. Combining proven expertise and strong understand of emerging technologies, they deliver end-to-end solutions that solve their clients technology needs. Their focus is enabling companies of all sizes to have state-of-the-art technology solutions once reserved only for big companies. Quant systems is committed to providing management, consulting and systems integration that will bring their clients to the forefront of business evolution. Quant is invested in joint ventures, partnerships and strategic alliances with not only established software/hardware vendors but also emerging companies and start-ups.

Forward-looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Ominto's strategy, future operations, future financial positions, prospects, plans and objectives of management are forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "target" or "continue" and similar expressions (or the negative of these terms) are intended to identify forward-looking statements. These forward statements include, among other things, statements about management's estimates regarding future revenues and financial performance and other statements about management's beliefs, intentions or goals. Ominto may not actually achieve the expectations disclosed in the forward-looking statements and you should not place undue reliance on Ominto's forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to: our ability to successfully obtain consumer and/or market acceptance of our membership Cash Back program; the ability to attract customers who purchase through our website; our ability to obtain additional funding and/or gener ate sufficient working capital to fund our operations; the ability to establish and/or maintain a large growing base of productive business associates; the ability to develop and/or maintain our growing Partner programs; the ability to obtain and maintain digital coupon content on our website; the risks related to Ominto's ability to manage its growth, including accurately planning and forecasting its financial results; the competitive environment for Ominto's business; Ominto's ability to protect consumer data and our intellectual property; the ability to adapt to mobile and technological change; the need to manage regulatory, tax and litigations risk; Ominto's ability to manage international business uncertainties; along with other risks and potential factors that could affect Ominto's business and financial results identified in Ominto's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Contact:

Michael Hansen

investors@ominto.com

561-362-2399